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                                                                     EXHIBIT 8.1

                                ANDREWS KURTH LLP
                             600 Travis, Suite 4200
                              Houston, Texas 77002


                                  June 29, 2004

Northern Border Partners, L.P.
Northern Plains Natural Gas Company
13710 FNB Parkway
Omaha, Nebraska 68154-5200


Ladies and Gentlemen:

         We have acted as counsel to Northern Border Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering (the "Offering"), as set forth in the Registration Statement, the form of prospectus contained therein (the "Prospectus") and any supplements to the Prospectus (each, a "Prospectus Supplement") of 2,710,000 common units representing limited partner interests in the Partnership (the "Common Units"). In connection therewith, we have participated in the preparation of the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement.

         The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the Offering.

         This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

         Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm and this opinion contained in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are "experts" under the Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

                                        Very truly yours,


                                        /s/ Andrews Kurth LLP